U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

Table 1.           Non-Derivative Securities Beneficially Owned:

                                 Alavaro Ramirez
                            Name of Reporting Person

                          5255, NW 87th Ave, Suite 101
                              Miami, Florida 33178
                           Address of Reporting Person

                               September 30, 2001
                        Date of Event Requiring Statement

           Panther Telecommunications Corporation - No trading symbol
                         Issuer Name and Trading Symbol

                      New Century Capital & Consulting Corp
                                 Former Company

                                   07-26-2001
                               Date of Name Change

                                    Director
                   Relationship of Reporting Person to Issuer

                          Common Stock, $.001 par value
                                Title of Security

                                  10,000 shares
                     Amount of Securities Beneficially Owned

                                     Direct
                                 Ownership Form



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Table II.        Derivative Securities Beneficially Owned: NONE


/s/ Alvaro Ramirez                                      December 31, 2001
Alvaro Ramirez - Reporting Person                             Date